Exhibit 99.1

ANI Pharmaceuticals Closes Transaction to Acquire Two NDAs from Merck for $75 Million

-         NDA #008975 Purified Cortrophin Gel, 40 units/mL and 80 units/mL

-         NDA #009854 Cortrophin-Zinc hydroxide, 40 units/mL

BAUDETTE, Minn., Jan. 5, 2016 /PRNewswire/ -- ANI Pharmaceuticals, Inc. ("ANI") (NASDAQ: ANIP) today announced that it has completed the acquisition of the NDAs for purified corticotropin gel and corticotropin zinc hydroxide from Merck (known as MSD outside of the United States and Canada) for $75 million in cash and a percentage of future net sales. The acquisition was funded through cash on hand.

The assets were acquired from a Dutch subsidiary of Merck by ANI Pharmaceuticals C.V., a Netherlands based wholly owned indirect subsidiary of ANI.

Arthur S. Przybyl, President and CEO of ANI Pharmaceuticals stated, "Having now closed the acquisition of the corticotrophin NDAs, we look forward to advancing our re-commercialization plan."

About ANI

ANI Pharmaceuticals, Inc. (the "Company" or "ANI") is an integrated specialty pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals. The Company's targeted areas of product development currently include narcotics, oncolytics (anti-cancers), hormones and steroids, and complex formulations involving extended release and combination products. For more information, please visit our website www.anipharmaceuticals.com.

Forward-Looking Statements

To the extent any statements made in this release deal with information that is not historical, these are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about price increases, the Company's future operations, products financial position, operating results and prospects , the Company's pipeline or potential markets therefore, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "plans," "potential," "future," "believes," "intends," "continue," other words of similar meaning, derivations of such words and the use of future dates.

Uncertainties and risks may cause the Company's actual results to be materially different than those expressed in or implied by such forward-looking statements. Uncertainties and risks include, but are not limited to, the risk that the Company may face with respect to importing raw materials; increased competition; delays or failure in obtaining product approval from the U.S. Food and Drug Administration; general business and economic conditions; market trends; products development; regulatory and other approvals and marketing.

More detailed information on these and additional factors that could affect the Company's actual results are described in the Company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as its proxy statement. All forward-looking statements in this news release speak only as of the date of this news release and are based on the Company's current beliefs, assumptions, and expectations. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information about ANI, please contact:
Investor Relations
IR@anipharmaceuticals.com